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NTL REPORTS FIRST QUARTER 2005 RESULTS

        London, United Kingdom, May 10, 2005—NTL Incorporated (NASDAQ: NTLI) today reported its first quarter results for 2005.

OCF of £178 million, up 7 per cent
Operating income of £16 million compared to loss of £7 million for Q1 2004
OCF margins improved to 34 per cent from 32 per cent
Net cash provided by operating activities of £139 million
Free Cash Flow from continuing operations of £59 million

Record quarter of 195,100 gross additions (157,000 on-net)
Strong broadband growth of 112,900 (79,600 on-net)
Triples up 17 per cent; triple play penetration of 23.2 per cent (24.6 per cent on-net)
Improvement in all key customer service metrics vs. Q4 2004
Churn improved to 1.4 per cent; net additions of 58,100 (on-net 32,800)

Ireland business sold for €325 million
3.24 million shares repurchased to date for a total of $215 million

Financial Highlights

(£ millions)	Q1-2005	Q1-2004	% change
Revenue
Consumer	384.5	369.8	4.0%
Business	113.6	126.3	(10.1%)
Ireland	19.2	17.5	9.7%

Total Revenue	517.3	513.6	0.7%
Operating income before depreciation, amortization and other charges (OCF)	177.5	166.2	6.8%
Operating income (loss)	16.4	(7.3)	n.m.
(Loss) from continuing operations	(62.6)	(75.5)	17.1%

(1)
Please see Appendix E for reconciliation of non-US GAAP terms such as OCF and Free Cash Flow

(2)
OCF margin is OCF as a percentage of revenue

        Commenting on the results, Simon Duffy, Chief Executive Officer of ntl, said: "We have started the year with continued margin expansion, robust gross additions, improved customer churn and continued growth in our triple play customer penetration. Compared to the first quarter of last year, our OCF margins are up nearly two points to 34.3 per cent. Gross additions of 195,100 and improved customer service—which have helped reduce churn to 1.4 per cent — resulted in total net additions of 58,100. Continued strong performance in gross additions and further improvements in churn should put us back on track for our long-term on-net target of over 50,000 net customer additions per quarter from Q2 onwards, resulting in over 200,000 on-net customer additions this year.

        We have repurchased a total of 3.24 million shares in the open market at a cost of $215 million and yesterday concluded the sale of our operations in the Republic of Ireland for €325 million,

reinforcing our focus on building our UK cable business. This activity leaves us well positioned for the next stage of our development."

Q105 Review

Revenue

        First quarter revenue was £517.3 million ($977.8 million), up 0.7 per cent compared to the prior year period. The increase is primarily due to growth in Consumer revenue which is discussed in detail below.

Consumer

        We provide bundled services, including a range of broadband and dial-up internet services, local, long distance and international telephone services, and digital and analogue cable television, to our residential customers through our Consumer sales channel. Included within Consumer are ntl's residential off-net and virgin.net customers.

        Consumer revenue was £384.5 million ($726.8 million), up 4.0 per cent over the same period last year. The increase in revenue reflects the acquisition of virgin.net and strong growth in broadband RGUs which increased by 112,900 (79,600 on-net) in the quarter and by 414,400 (296,100 on-net) compared to the same period last year. Also contributing to Consumer revenue growth were an increase in digital TV customers, which grew by 16,900 compared to the same period last year, and two TV price increases. These positive factors were offset by a decline in telephony usage, lower pricing, fewer ATV customers and lower TV premiums and off-net revenue.

        The strength of the ntl product portfolio led to a record quarter of 195,100 (157,000 on-net) total gross customers additions. Customers taking all three services increased 17 per cent from the first quarter of last year bringing triple customer penetration to 23.2 per cent (24.6 per cent on-net). Triples as a percentage of on-net gross additions increased to 11.8 per cent up from 8.4 per cent in the first quarter of 2004, reflecting a continued improvement in the value of our customer base. On-net gross customer RGU additions were evenly distributed between all three product categories with 35 per cent for broadband, 35 per cent for telephony and 30 per cent for television.

        Following the major reorganization and billing system migrations that took place last year, customer service metrics improved considerably during the first quarter, with particularly strong results achieved in March. The average speed of answering a call improved from the fourth quarter to the first quarter by 42 per cent and in March averaged 77 seconds, the fastest since Q2 2004. March call abandonment rates improved to 4.2 per cent and calls answered within 20 seconds improved to 55 per cent, levels last experienced in the first quarter of 2004.

        These improvements in customer service metrics contributed to a reduction in customer churn to 1.4 per cent which resulted in a 70 per cent increase in total net additions and 58 per cent increase in on-net net additions compared to the fourth quarter. We added 58,100 residential customers (32,800 on-net) to end the quarter with 3.19 million customers (3.01 million on-net), a 4.0 per cent increase over Q1 2004. We also added 101,800 RGUs (72,700 on-net), ending the quarter with over 6 million RGUs (5.86 million on-net), a 4.7 per cent increase over Q1 2004. On-net RGUs per customer also continued to improve to 1.95 RGUs per customer, up from 1.93 over the same period last year.

        There were no customer adjustments during the first quarter of 2005.

        We successfully launched our video on demand service in Glasgow and Wales (Swansea and Cardiff) during the first quarter. We will be launching in three additional markets during the summer and expect to be in a total of 10 markets by year end.

Business

        We provide a range of retail and wholesale voice, data and internet products and services to the business market comprising private and public organizations as well as resellers and mobile operators.

        Business revenue of £113.6 million ($214.8 million) was down 10.1 per cent over the same period last year primarily due to the loss of virgin.net revenue. Prior to the 100 per cent acquisition of virgin.net by ntl in November 2004, virgin.net was a third party wholesale internet customer. Please see Appendix F for a brief summary of the revenue impact related to the acquisition of virgin.net. The remaining decline in Business revenue is primarily due to the previously announced conclusion of our contract with Vodafone and the continued transition toward replacing declining traditional circuit switched network services revenue such as voice, frame relay and ATM with higher growth "New Wave" IP-based data and managed services revenue such as Ethernet and Virtual Private Network (VPN) solutions.

        During the first quarter we launched our National Ethernet product, building on our existing portfolio of Ethernet services including Metro Ethernet and Ethernet VPN solutions. The Ethernet portfolio is aimed at enterprises that are seeking to modernise and consolidate their existing legacy networks and is also available to carriers and wholesale customers. National Ethernet will deliver improved operating efficiency at a lower cost and higher bandwidth than legacy ATM or frame relay technologies. The product will allow businesses to integrate their Wide Area Networks and Local Area Networks into a single, national LAN capable of supporting new services such as multimedia presentations, VoIP and video conferencing.

        One of the early wins for our new National Ethernet product was a managed services contract to deliver our National Ethernet solution to the Association of Chartered Certified Accountants. Other New Wave contract wins in the first quarter included a contract to provide one of the world's largest content delivery networks for a major public organisation in the UK and a contract to provide a managed optical wavelength service for a Fortune 100 company.

Ireland

        As announced on May 9, 2005, we sold our operations in Ireland for €325 million. We intend to use the net sale proceeds to repay principal amounts outstanding under our senior credit facility in accordance with its terms. In the second quarter of 2005, Ireland will be accounted for on the basis of discontinued operations.

        Ireland revenue is derived from digital and analogue cable television services provided to homes in the Republic of Ireland including Dublin, Waterford and Galway, and broadband in parts of Dublin. Additionally, we have offered a full range of business telecommunications services in Ireland, including voice, data and internet products.

        Ireland revenue was £19.2 million ($36.2 million), up 9.7 per cent over the same period last year, reflecting strong subscriber growth, greater take up of digital television services and increases in television pricing.

        In the first quarter, residential customers increased by approximately 2,400 to reach 350,100. Monthly customer churn declined to 0.7 per cent vs. 1.1 per cent during the same period last year. Digital television subscriber numbers grew significantly to reach 102,000, an increase of 31 per cent over the same period last year.

        The ongoing investment in Broadband has increased the number of marketable Broadband homes to over 102,000. Broadband customers increased by 2,500 in the first quarter to 10,000, a penetration level of approximately 10 per cent of marketable homes.

Operating income before depreciation, amortization and other charges (OCF)

        OCF increased by 6.8 per cent to £177.5 million ($335.5 million) versus the same period last year. The increase reflects the improved product mix in Consumer and higher margin internet revenue. Savings in operational overheads were achieved through the ongoing benefit of renegotiated maintenance contracts and lower costs due to a reduced level of set top box repair and recycling. These savings were partly offset by increased installs in pre-wired residential customer homes where the cost to install is expensed rather than capitalised, higher bad debt expense and the conclusion of the Vodafone contract. First quarter stock based compensation expense (SBCE), which is included in OCF, was £2.9 million ($5.4 million) compared to £2.1 million ($3.8 million) during the same period last year.

        Please refer to Appendix E for a discussion of the use of OCF as a non-U.S. GAAP measure and the reconciliation of OCF to U.S. GAAP operating income (loss).

Operating income (loss) and net income (loss)

        Operating income was £16.4 million ($31.1 million) versus an operating loss of £7.3 million ($13.5 million) during the same period last year. The improvement is primarily due to our increased OCF and lower depreciation charges.

        Net income was £456.1 million ($1,068.0 million) versus a net loss of £65.4 million ($120.3 million) during the same period last year. The improvement reflects a £514.6 million ($1,178.4 million) gain from the sale of our Broadcast operations completed on January 31, 2005 which was partly offset by exchange rate losses. Excluding the gain from the sale of Broadcast, (loss) from continuing operations was £62.6 million ($118.2 million).

Fixed asset additions (accruals basis)

        First quarter fixed asset additions from continuing operations were £67.2 million ($123.7 million), an increase of £1.9 million over the same period last year. The increase is due to higher scaleable infrastructure costs primarily associated with broadband speed increases and other network enhancements and higher CPE (customer premise equipment) costs reflecting an increase in deliveries of set top boxes and cable modems. These increases were partly offset by lower Support Capital costs due primarily to decreased billing system migration and IT spend and Commercial costs related primarily to a reduction in business install costs.

        Please refer to Appendix B for the NCTA breakdown of our fixed asset additions (accruals basis) and to Appendix E for a reconciliation of fixed asset additions (accruals basis) to US GAAP purchase of fixed assets.

Cash and Cash equivalents

        At March 31, 2005, cash and cash equivalents were £842.8 million ($1,591.8 million), an increase of £717.5 million ($1,351.8 million) over the prior quarter. The increase is primarily due to the retained balance of proceeds from the previously announced sale of our Broadcast operations.

Other Matters

        As of the end of April, we have purchased 3.24 million shares of our common stock in the open market for a total of approximately $215 million.

About ntl

  •
  ntl Incorporated (NASDAQ: NTLI) offers a wide range of communications and content distribution services to residential and business customers throughout the UK and Ireland.

  •
  ntl is the UK's largest cable company with 3 million residential customers, and the UK's leading supplier of broadband services to consumers, with over 1.3 million broadband customers.

  •
  ntl's network can service 7.9 million homes in the UK.

  •
  Information on ntl and its products can be obtained at www.ntl.com

Contacts

ntl Investor Relations:
Patti Leahy: +1 610 667 5554 / patricia.leahy@ntl.com
Investor Relations office: +44 (0) 207 967 3347 / karen.bullot2@ntl.com ntl Media:
Justine Smith: +44 (0)1256 752 669 / justine.smith@ntl.com

Buchanan Communications:
Richard Oldworth or Jeremy Garcia: +44 (0) 207 466 5000

        There will be a conference call for analysts and investors today at 08.30 EDT/ 13.30 UK time. Analysts and investors can dial in to the presentation by calling +1 334 420 4950 or +1 334 420 4951 in the United States or + 44 (0) 20 7162 0125 for international access or via a live webcast of the conference call and presentation on the Company's website, www.ntl.com/investors. The replay will be available for one week beginning approximately two hours after the end of the call until May 17, 2005. The dial-in replay number for the US is: +1 954 334 0342 and the international dial-in replay number are: +44 (0)20 7031 4064, conference ID: 656734.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        Various statements contained in this document constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to complete the integration of our billing systems; our ability to develop and maintain back-up for our critical systems; our ability to respond adequately to technological developments; our ability to maintain contracts that are critical to our operations; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; and interest rate and currency exchange rate fluctuations. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP measures

        The company's intention is to provide investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. We evaluate operating performance based on several non-U.S. GAAP measures, including (i) operating income before depreciation, amortization and other charges (OCF) and the associated term OCF margin, (ii) free cash flow from continuing operations and (iii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business. Since these measures are not calculated in accordance with U.S. GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by (used in) operating activities, and purchase of fixed assets, respectively, as indicators of our operating and cash flow performance and expenditure for fixed assets. Please see Appendix E for use of non-GAAP financial measures.

Exchange rates

        The reporting currency for the company is the U.S. dollar; however, the functional currencies of our subsidiaries are the Pound Sterling and the Euro. Unless otherwise disclosed, all amounts in U.S. dollars as of March 31, 2005 are based on an exchange rate of $1.8888 to £1 and $1.2969 to €1, all amounts disclosed for the 3 months to March 31, 2005 are based on an average exchange rate of $1.8904 to £1 and $1.3107 to €1, and all amounts disclosed for the 3 months ended March 31, 2004 are based on an average exchange rate of $1.8396 to £1 and $1.2513 to €1. All amounts in U.S. dollars as of March 31, 2004 are based on an exchange rate of $1.8400 to £1 and $1.2292 to €1. All rates are based on the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. The variation between the 2004 and 2005 exchange rates has impacted the dollar comparisons.

Appendices:

  A)
  Financial Statements
  •
  Condensed Statement of Operations
  •
  Condensed Balance Sheet
  •
  Condensed Statement of Cashflows
  B)
  Fixed Asset Additions (accruals basis) continuing operations
  C)
  Q104 to Q105 UK Residential Operations statistics
  D)
  Q105 Residential Operations Statistics, UK and Ireland
  E)
  Use of non-US GAAP (Generally Accepted Accounting Principals) Financial Measures and Reconciliations to US GAAP
  F)
  virgin.net revenue impact related to acquisition

Appendices

A)    Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited; in millions except per share data)

	Three months ended March 31,
	2005	2004
Revenue	$977.8	$944.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(405.9)	(398.8)
Selling, general and administrative expenses	(236.4)	(240.4)
Other charges	(0.7)	(0.9)
Depreciation	(250.3)	(269.6)
Amortization	(53.4)	(48.6)

Total costs and expenses	(946.7)	(958.3)

Operating income (loss)	31.1	(13.5)
Other income (expense)
Interest income and other, net	12.4	3.0
Interest expense	(132.6)	(137.9)
Share of income from equity investments	—	0.2
Foreign currency transaction (losses) gains	(7.4)	12.9

(Loss) from continuing operations before income taxes	(96.5)	(135.3)
Income tax (expense)	(21.7)	(3.5)

(Loss) from continuing operations	$(118.2)	$(138.8)

Discontinued operations
Income from discontinued operations before income taxes	$7.8	$18.5
Gain on disposal of assets	1,178.4	—
Income tax (expense) benefit	—	—

Income from discontinued operations	$1,186.2	$18.5

Net income (loss)	$1,068.0	$(120.3)

Basic and diluted loss from continuing operations per share	$(1.36)	$(1.60)
Basic and diluted income from discontinued operations per share	$13.70	$0.21
Basic and diluted net income (loss) per share	$12.33	$(1.39)
Average number of shares outstanding	86.6	86.8

CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited; in millions, except per share data)

	March 31, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$1,591.8	$240.0
Restricted Cash	33.6	31.4
Marketable securities	16.8	22.1
Accounts receivable—trade, less allowance for doubtful accounts of $99.6 (2005) and $90.7 (2004)	424.7	410.4
Prepaid expenses and other current assets	98.8	93.0
Current assets held for sale	—	80.5

Total current assets	2,165.7	877.4
Fixed assets, net	6,708.5	6,933.8
Reorganization value in excess of amounts allocable to identifiable assets	374.9	383.6
Customer lists, net	636.4	698.1
Other intangible assets, net	8.7	10.4
Investments in and loans to affiliates, net	1.3	1.3
Other assets, net of accumulated amortization of $40.6 (2005) and $15.2 (2004)	208.0	236.4
Other assets held for sale	—	1,384.2

Total assets	$10,103.5	$10,525.2

	March 31, 2005	December 31, 2004
Liabilities and shareholders' equity
Current liabilities
Accounts payable	$260.5	$230.6
Accrued expenses and other current liabilities	575.2	602.9
Interest payable	176.6	99.4
Deferred revenue	222.8	224.2
Current liabilities of discontinued operations	—	144.1
Current portion of long-term debt	73.5	116.8

Total current liabilities	1,308.6	1,418.0
Long-term debt, net of current portion	4,672.5	5,657.1
Deferred revenue and other long-term liabilities	390.5	420.9
Deferred income taxes	—	—
Long-term liabilities of discontinued operations	—	3.5
Shareholders' equity
Preferred stock—$0.1 par value; authorized 5.0 (2005 and 2004) shares; issued and outstanding none
Common stock—$.01 par value; authorized 400.0 (2005 and 2004) shares; issued and outstanding 87.8 and outstanding 85.9 (2005) and issued and outstanding 87.7 (2004)	0.9	0.9
Additional paid-in capital	4,382.3	4,376.9
Treasury stock	(129.7)	—
Unearned stock-based compensation	(27.0)	(29.8)
Accumulated other comprehensive income	271.7	512.0
Accumulated (deficit)	(766.3)	(1,834.3)

Total shareholders' equity	3,731.9	3,025.7

Total liabilities and shareholders' equity	$10,103.5	$10,525.2

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS
(unaudited; in millions)

	Three months ended March 31,
	2005	2004
Net cash provided by operating activities	$262.5	$81.2
Investing activities
Purchase of fixed assets	(145.3)	(104.7)
Investments in and loans to affiliates	—	0.9
Purchase of marketable securities	(11.3)	—
Proceeds from sale of marketable securities	16.4	—
Proceeds from sale of broadcast operations, net	2,302.3	—

Net cash provided by (used in) investing activites	2,162.1	(103.8)

Financing activities
Proceeds from employee stock option exercises	0.8	1.2
Purchase of shares	(129.7)	—
Principal payments on long-term debt	(942.9)	(432.8)

Net cash (used in) provided by financing activities	(1,071.8)	(431.6)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	24.8

Increase (decrease) in cash and cash equivalents	1,351.8	(429.4)
Cash and cash equivalents, beginning of period	240.0	795.9

Cash and cash equivalents, end of period	$1,591.8	$366.5

Supplemental disclosure of cash flow information
Cash paid during the period for interest, exclusive of amounts capitalized	$25.8	$211.9

B)    Fixed Assets Additions (Accruals Basis)

	Q1 2005		Q1 2004
(in millions)
	£	$	£	$
UK Fixed Asset Additions (Accruals Basis)
NCTA Fixed Asset Additions
CPE	29.7	56.2	26.5	48.8
Scaleable Infrastructure	20.2	38.1	13.5	24.9
Commercial	3.6	6.8	5.9	10.9
Line Extensions	0.0	0.0	0.0	0.0
Upgrade/Rebuild	2.3	4.4	2.7	4.9
Support Capital Total NCTA Fixed Asset Additions	8.4	15.8	12.1	22.1

Total NCTA Fixed Asset Additions	64.2	121.3	60.7	111.6
Non NCTA Fixed Asset Additions	0.0	0.0	1.6	3.0

Total UK Fixed Asset Additions (Acc. Basis)	64.2	121.3	62.3	114.6
Ireland	3.0	5.7	3.0	5.5

Total Fixed Asset Additions (Accruals Basis)	67.2	127.0	65.3	120.1

Note: ntl is not a member of NCTA and is providing this information solely for comparative purposes. Fixed asset additions (accruals basis) are from continuing operations. See Appendix E for a discussion of the use of fixed asset additions (accruals basis) as a non-GAAP measure and the reconciliation of fixed asset additions (accruals basis) to US GAAP purchase of fixed assets.

C)    Residential Operations Statistics
(data in 000's except percentages, RGU/Customer and ARPU)

	ntl Consumer(1)					ntl on-net
	Q1-05	Q4-04	Q3-04	Q2-04	Q1-04	Q1-05	Q4-04	Q3-04	Q2-04	Q1-04
Customers
Opening Customers	3,136.8	3,102.8	3,082.1	3,070.6	3,007.1	2,975.3	3,013.8	2,981.5	2,923.2	2,867.9
Virgin net at acquisition		61.8
Data Cleanse(2)	0.0	(20.0)	2.7	(6.1)	(6.2)	0.0	(20.0)	2.7	(2.2)	(6.2)
Adjusted Opening Customers	3,136.8	3,144.6	3,084.8	3,064.5	3,000.9	2,975.3	2,993.8	2,984.2	2,921.0	2,861.7
Gross customer adds	195.1	185.2	190.7	169.7	191.6	157.0	162.1	187.9	166.5	160.3
Customer disconnections	(137.0)	(151.0)	(148.9)	(116.6)	(121.9)	(124.2)	(141.4)	(134.5)	(106.0)	(98.8)
Net customer adds	58.1	34.2	41.7	53.1	69.7	32.8	20.7	53.4	60.5	61.5
Reduction to customer count(3)	0.0	(42.0)	(23.8)	(35.5)	0.0	0.0	(39.2)	(23.8)	0.0	0.0

Closing Customers	3,194.9	3,136.8	3,102.8	3,082.1	3,070.6	3,008.1	2,975.3	3,013.8	2,981.5	2,923.2
Monthly customer churn %	1.4%	1.6%	1.6%	1.2%	1.3%	1.4%	1.5%	1.5%	1.2%	1.1%
RGUS
Opening RGUs	5,948.4	5,911.9	5,858.5	5,783.4	5,637.0	5,784.2	5,822.0	5,757.9	5,636.1	5,497.8
Virgin net at acquisition		61.8
Data Cleanse(2)	0.0	(29.3)	1.0	(4.6)	(3.3)		(29.3)	0.9	(0.7)	(3.3)
Adjusted Opening RGUs	5,948.4	5,944.4	5,859.5	5,778.8	5,633.7	5,784.2	5,792.7	5,758.8	5,635.4	5,494.5
Gross RGU adds	420.0	409.8	429.6	386.9	413.6	378.2	386.7	426.8	383.7	382.2
RGU disconnections	(318.2)	(329.3)	(341.6)	(271.7)	(264.0)	(305.5)	(321.3)	(328.0)	(261.2)	(240.6)
Net RGU adds	101.8	80.5	88.0	115.2	149.6	72.7	65.2	98.8	122.5	141.6
Reduction to RGU count(3)	(0.3)	(76.5)	(35.6)	(35.5)	0.0	(0.3)	(73.7)	(35.6)	0.0	0.0

Closing RGUs	6,049.9	5,948.4	5,911.9	5,858.5	5,783.4	5,856.6	5,784.2	5,822.0	5,757.9	5,636.1
Revenue Generating Units (RGUs)
Telephone	2,646.7	2,638.5	2,681.4	2,693.7	2,705.7	2,571.7	2,559.3	2,592.4	2,593.1	2,558.4
Television	1,960.0	1,979.6	2,056.1	2,070.6	2,048.9	1,960.0	1,979.6	2,056.1	2,070.6	2,048.9
DTV	1,387.9	1,382.5	1,414.7	1,408.7	1,371.0	1,387.9	1,382.5	1,414.7	1,408.7	1,371.0
Broadband	1,443.2	1,330.3	1,174.4	1,094.2	1,028.8	1,324.9	1,245.3	1,173.5	1,094.2	1,028.8

Total RGUs	6,049.9	5,948.4	5,911.9	5,858.5	5,783.4	5,856.6	5,784.2	5,822.0	5,757.9	5,636.1
RGU / Customer	1.89	1.90	1.91	1.90	1.88	1.95	1.94	1.93	1.93	1.93
Internet Customers
Dial-up (metered)	486.5	579.5	144.8	163.6	212.8	52.1	54.8	56.7	63.0	65.5
Dial-up (unmetered)	202.0	167.6	193.9	219.8	243.9	144.8	167.6	193.9	219.8	243.9
DTV Access	6.9	7.7	8.2	10.5	11.7	6.9	7.7	8.2	10.5	11.7

Total Dial-up and DTV access customers	695.4	754.8	346.9	393.9	468.4	203.8	230.1	258.8	293.3	321.1
Broadband(4)	1,429.6	1,245.3	1,173.5	1,094.2	1,028.8	1,324.9	1,245.3	1,173.5	1,094.2	1,028.8
Virgin net broadband at acquistion	—	79.0	—	—	—
Off-net	13.6	6.0	0.9	0.0	0.0

Total Broadband Customers	1,443.2	1,330.3	1,174.4	1,094.2	1,028.8	1,324.9	1,245.3	1,173.5	1,094.2	1,028.8

Total Internet	2,138.6	2,085.1	1,521.3	1,488.1	1,497.2	1,528.7	1,475.4	1,432.3	1,387.5	1,349.9

Bundled Customers
Dual RGU	1,374.5	1,386.0	1,429.6	1,451.0	1,448.2	1,368.0	1,383.2	1,428.7	1,451.0	1,448.2
Triple RGU	740.3	712.8	695.8	663.5	632.4	740.3	712.8	695.8	663.5	632.4
Percentage of dual or triple RGUs	66.2%	66.9%	68.5%	68.6%	67.8%	70.1%	70.4%	70.5%	70.9%	71.2%
Percentage of triple RGUs	23.2%	22.7%	22.4%	21.5%	20.6%	24.6%	24.0%	23.1%	22.3%	21.6%
Homes Marketable On-net
Telephone						7,569.2	7,739.5	7,730.1	7,579.1	7,642.2
ATV						7,912.6	7,910.4	7,910.0	7,798.0	7,861.1
DTV						7,394.6	7,420.4	7,411.0	7,308.0	7,371.1
Broadband						6,995.9	6,961.9	6,854.9	6,752.4	6,762.0
Penetration of Homes Marketable On-net
Telephone						34.0%	33.1%	33.5%	34.2%	33.5%
Television—Total						24.8%	25.0%	26.0%	26.6%	26.1%
Television—DTV						18.8%	18.6%	19.1%	19.3%	18.6%
Broadband						18.9%	17.9%	17.1%	16.2%	15.2%
Total Customer						38.0%	37.6%	38.1%	38.2%	37.2%
ARPU	£39.58	£41.44	£40.80	£40.10	£40.66	£40.86	£42.40	£41.56	£41.38	£41.91

(1)
Includes on-net, off-net and virgin.net customers acquired in November 2004

(2)
Data cleanse activity, as part of the harmonisation of billing systems, resulted in a reduction in customers of approximately 20,000 in Q4-04. We anticipate that there may be similar adjustments to customer and RGU numbers as data cleanse progresses during the course of this year, although none have been identified in Q1-05.

(3)
Q1-05 includes an adjustment for BB free trial customers, assuming 22% of the 1,359 at 31st March 2005 will churn. In Q4-04 we removed a further 42,000 customers, representing 76,500 RGUs from the customer count, following implementation of a new credit policy and the resultant disconnection of inactive backlog customers. Of the 76,500 RGUs in Q4-04, 35,300 were telephony RGUs, 19,900 were DTV RGUs, 3,700 were ATV RGUs, 14,800 were Broadband RGUs and 2,800 were off-net RGUs. In Q2-04 we disconnected 42,700 off-net telephony customers, 35,500 due to disconnection of non-paying customers and 7,200 due to disconnects as part of business as usual.

(4)
Q1-05 includes 1,060 broadband free trial customers (consistent with historical experience, assumes 22% of the 1,359 at 31st March 2005 will churn). Q4-04 Broadband includes 61.8k virgin.net broadband upon acquisition and 17.2k broadband adds post acquisition.

D)    Q105 Residential Operations Statistics UK and Ireland
(data in 000's except percentages and RGU/Customer)

	UK (on-net and off-net)	Ireland(6)	Total
Homes Marketable on-net(1)
Telco	7,569.2	0.0	7,569.2
ATV	7,912.6	466.2	8,378.8
DTV	7,394.6	424.2	7,818.8
Broadband	6,995.9	102.0	7,097.9

Customers(2)
Single RGU	1,080.1	320.1	1,400.2
Dual RGU(3)	1,374.5	10.0	1,384.5
Triple RGU(3)	740.3	0.0	740.3

	3,194.9	330.1	3,525.0

Telephone(4)	2,646.7	0.0	2,646.7
Television
DTV	1,387.9	81.9	1,469.8
ATV	572.1	248.2	820.3

Total	1,960.0	330.1	2,290.1

Internet
Dial-Up (metered—active last 30 days)	486.5	0.0	486.5
Dial-Up (unmetered—active last 30 days)	202.0	0.0	202.0
DTV Access	6.9	0.0	6.9
Broadband	1,443.2	10.0	1,453.2

Total	2,138.6	10.0	2,148.6

RGUs(3)
Telephone	2,646.7	0.0	2,646.7
Television	1,960.0	330.1	2,290.1
Broadband Internet	1,443.2	10.0	1,453.2

	6,049.9	340.1	6,390.0

RGUs/Customer	1.89	1.03	1.81
Q1 Customer/RGU Movement
Opening Customers (at January 31, 2005)	3,136.8	328.5	3,465.3
Gross Adds	195.11	8.20	203.31
Disconnects	(136.97)	(6.60)	(143.57)

Closing Customers (at March 31, 2005)	3,194.9	330.1	3,525.0

Quarterly Customer Adds	58.1	1.6	59.7
Quarterly RGU Adds	101.5	4.1	105.6
% Customer Churn(4)	1.4%	0.7%	1.3%
On-net Penetration(5):
Telephone	34.0%	0.0%	34.0%
Televison	24.8%	70.8%	27.3%
Broadband Internet	18.9%	9.8%	18.8%
Customer	38.0%	70.8%	39.9%

(1)
Homes marketable refers to the number of homes within our service area that can potentially be served by our network

(2)
UK Customer numbers include virgin.net and off-net

(3)
Each telephone, television and broadband internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who received both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers.

(4)
Penetration rate measures the number of subscribers for our on-net services divided by the number of marketable homes that our services pass.

(5)
Customer churn rate is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(6)
In Ireland we also offer microwave multi-point distribution services, or MMDS, to 70,000 marketable homes and had approximately 20,000 digital MMDS customers at March 31, 2005.

E)    Use of non-U.S. GAAP Financial Measures and Reconciliation to U.S. GAAP

Operating income before depreciation, amortization and other charges (OCF)

        Operating income before depreciation, amortisation and other charges, which we refer to as OCF, is not a financial measure recognised under U.S. GAAP. OCF represents our earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt and foreign currency transaction gains (losses). Our management, including our chief executive officer who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the U.S. GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss)) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignore the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

        We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-U.S. GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our U.S. GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-U.S. GAAP financial measures are not standardised, it may not be possible to compare OCF with other companies' non-U.S. GAAP financial measures that have the same or similar names.

Reconciliation of revenue to US GAAP revenue and reconciliation of operating income before depreciation, amortisation and other charges to US GAAP operating income (loss) (in millions)

CONTINUING ACTIVITIES	3 months ended March 31, 2005	3 months ended March 31, 2004
Revenue	£517.3	£513.6
Effective exchange rate	1.89	1.84

US GAAP Revenue (in US$'s)	$977.8	$944.8
Operating income before depreciation, amortisation and other charges (in £'s)	£177.5	£166.2
Effective exchange rate	1.89	1.84

Operating income before depreciation, amortisation and other charges (in US $'s)	$335.5	£305.7
Reconciling items:
Other charges	(0.7)	(0.9)
Depreciation and amortization	(303.7)	(318.3)

Operating income (loss)	31.1	(13.5)

£ Equivalent operating income (loss)	£16.4	£(7.3)
OCF as a percentage of revenue (OCF margin)	34.3%	32.4%
Operating income (loss) as a percentage of revenue	3.2%	(1.4)%

Fixed Asset Additions (Accrual Basis)

        ntl's primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis and are from continuing operations. ntl's business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl's liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the U.S. GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets. Management excludes this amount from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to ntl's management of fixed asset purchases for long-term operational performance and liquidity. Management compensates for this limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (accrual basis) to US GAAP Purchase of Fixed Assets (in millions)

	Three months ended March 31,
	2005	2004
Fixed Asset Additions (accrual basis) (in £'s)	£67.2	£65.3
Effective exchange rate	1.89	1.84

Fixed Asset Additions (accrual basis) (in US$'s)	$127.0	$120.1
Other Items:
Fixed Asset Additions (accruals basis)—discontinued operations	2.1	5.8
Changes in liabilities related to Fixed Asset Additions (accrual basis)	16.2	(21.2)

Purchase of Fixed Assets (in US $'s)	$145.3	$104.7

Note: represents ntl Group including Discontinued Operations; see reconciliation in Appendix E.

Free Cash Flow (Continuing Operations)

        ntl's primary measure of cash flow is Free Cash Flow. Free Cash Flow is defined as net cash provided by (used in) operating activities less cash used in the purchase of fixed assets less cashflow from discontinued operations. ntl's business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers it important to measure cash flow from continuing operations after cash used in the purchase of fixed assets. Free Cash Flow is most directly comparable to the US GAAP financial measure net cash provided by (used in) operating activities. The significant limitation associated with Free Cash Flow as compared to net cash provided by (used in) operating activities is that Free Cash Flow deducts cash used in the purchase of fixed assets and cash flow from discontinued operations. Management deducts purchase of fixed assets in arriving at Free Cash Flow because it considers the amount invested in the purchase of fixed assets to be an important component in evaluating ntl's liquidity. Management deducts cash flow from discontinued operations because it believes that it is not an important component in evaluating ntl's liquidity on a continuing basis.

Free Cash Flow—Continuing Operations (in millions)

	Three months ended March 31,
	2005	2004
Free Cash Flow (£m)	£58.9	£(38.4)
Effective exchange rate	1.89	1.84

Free Cashflow ($m)	$111.3	$(70.6)
Add back:
Cashflow from discontinued operations	8.0	52.9
Purchase of Fixed Assets—continuing operations	143.2	98.9

Net cash provided by operating activities	$262.5	$81.2

        The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP accepted in the United States. These non-US GAAP financial measures reflect an additional way of viewing aspects of ntl's operations that, when viewed with ntl's US GAAP results and the accompanying reconciliations to corresponding US GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl's business. Management encourages investors to review ntl's financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

F)    virgin.net revenue impact related to acquisition

  •
  ntl acquired 100 per cent of virgin.net in November 2004. Prior to the acquisition, virgin.net was a wholesale customer of ntl. Revenue generated from these wholesale services was reported within our Business revenue category. As a result of the acquisition, 100 per cent of virgin.net revenues are now reported in our Consumer revenue category.

  •
  In Q1 of 2004, Business revenue was £126.3 million in the aggregate, including £11.8 million from virgin.net wholesale revenues. In Q1 of 2005, Business revenue was lower compared against Q1 of 2004 by £11.8 million, reflecting the elimination of virgin.net wholesale revenues from Business.

  •
  In Q1 of 2004, Consumer revenue was £369.8 million and did not include any revenue from virgin.net. In Q1 of 2005, Consumer revenue was £384.5 million and included £13.3 million from virgin.net. Accordingly, Consumer revenue in Q1 of 2005 increased as compared against Q1 of 2004 by £13.3 million.

  •
  virgin.net reported approximately £9.0 million of revenue in Q1 of 2004 (unaudited figures provided by virgin.net's management accounts).

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NTL REPORTS FIRST QUARTER 2005 RESULTS